Exhibit 99(b)

For immediate release:	Contact:
June 23, 2005	Paul Fitzhenry
212-733-4637

PFIZER TO REPATRIATE ADDITIONAL $8.6 BILLION
IN FOREIGN EARNINGS

NEW YORK, June 23 -- The board of directors of Pfizer Inc today approved the repatriation, pursuant to the American Jobs Creation Act of 2004, of an additional $8.6 billion in foreign earnings beyond the initial $28.3 billion previously announced by the company.

“Through our repatriation of foreign earnings this year, we are strengthening Pfizer’s ability to pursue strategic opportunities while enhancing the company’s flexibility to invest in our R&D pipeline and new product potential in the U.S.,” said Hank McKinnell, chairman and chief executive officer.

In connection with this additional repatriation, Pfizer estimates a tax charge of about $365 million (5 cents per share) in the second quarter. In addition, Pfizer will record a reversal of at least $850 million of the $2.19 billion tax charge recorded in the first quarter in connection with the original $28.3 billion repatriation, principally as a result of recent guidance issued by the US Treasury.

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